Consent of Independent Registered Public Accounting Firm

The Board of Directors
National Research Corporation:

We consent to the incorporation by reference in the registration statements (File Nos. 333-52135, 333-52143, 333-120530, 333-137763, and 333-137769) on Form S-8 and (File No. 333-120529) on Form S-3 of National Research Corporation of our report dated March 29, 2007, with respect to the consolidated balance sheets of National Research Corporation and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, which report appears in the December 31, 2006 annual report on Form 10-K of National Research Corporation.

As discussed in notes 1 and 8, National Research Corporation and subsidiary changed its method of recording stock-based compensation in 2006.

/s/ KPMG LLP

Lincoln, Nebraska
March 29, 2007